BYLAWS OF

IROQUOIS VALLEY FARMLAND REIT, PBC

ARTICLE I

NAME

The name of the Corporation is Iroquois Valley Farmland REIT, PBC.

ARTICLE II

ADDRESS OF REGISTERED OFFICE; NAME OF REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE AND POWER

The nature of the Corporation’s business and the purposes to be conducted or promoted by it shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law. The Corporation is a public benefit corporation and is intended to produce a public benefit or public benefits and to operate in a responsible and sustainable manner. The Corporation will be managed in a manner that balances its shareholders’ pecuniary interests, the best interests of those materially affected by the Corporation’s conduct, and the public benefit or public benefits described in the Corporation’s Certificate of Incorporation. The specific public benefit purpose of the Corporation is enabling healthy food production, soil restoration and water quality improvement through the establishment of secure and sustainable farmland access tenures.

ARTICLE IV

COMMON STOCK

Section 4.1. Number of Shares. The total number of shares of capital stock that the

Corporation shall have authority to issue is 200,000 shares of common stock, with the par value of $0.01 each (the “Common Stock”).

Section 4.2 Common Stock.

(a)	Each holder of Common Stock shall have one vote per share of Common Stock held by such holder on all matters on which holders of Common Stock are entitled to vote and shall have the right to receive notice of and to vote at all meetings of the shareholders of the Corporation.

(b)	The holders of Common Stock shall have the right to receive dividends as and when declared by the Board of Directors in its sole discretion, subject to any limitations on the declaring of dividends imposed by the General Corporation Law.

(c)	Shareholders shall not have preemptive rights to acquire additional shares of stock of any class which the Corporation may elect to issue or sell.

Section 4.4 Issuance of Rights to Purchase Securities and Other Property. The Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of Common Stock of the Corporation, other securities of the Corporation or shares or other securities of any successor in interest of the Corporation (a "Successor"), at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of Common Stock of the Corporation, other securities of the Corporation or shares or other securities of any Successor are to be issued) and upon such terms and conditions as it may from time to time determine, subject only to the restrictions, limitations, conditions and requirements imposed by the General Corporation Law, the Corporation’s Certificate of Incorporation, or these By-laws.

Section 4.5 Certificate of Incorporation and By-laws. All persons who shall acquire Common Stock in the Corporation shall acquire the same subject to the provisions of the Certificate of Incorporation and these By-laws of the Corporation.

ARTICLE V

BOARD OF DIRECTORS & OFFICERS

Section 5.1 Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the General Corporation Law, the Board of Directors is expressly authorized to:

(a)	adopt, amend, alter, change or repeal the By-laws; provided, however, that no By-laws hereafter adopted shall invalidate any prior act of the directors that was valid at the time such action was taken;

(b)	determine the rights, powers, duties, rules and procedures that affect the power of the

Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements for, and the manner of taking, Board action; and

(c)	exercise all such powers and do all such acts as may be exercised or done by the

Corporation, subject to the provisions of the General Corporation Law, the Certificate of Incorporation and these By-laws.

Section 5.2 Number of Directors. The number of directors constituting the Board of Directors shall not be less than five (5) directors and not more than nine (9) directors.

Section 5.3 Board of Directors Election and Term. The directors shall be elected by the shareholders at each annual meeting of the shareholders for terms ranging from one (1) to five (5) years, which shall be determined and voted upon by the shareholders prior to the time of election. The term of all current directors will end at the 2017 annual meeting of shareholders. Commencing with the 2017 annual meeting of shareholders, each director shall hold office for a one (1) to five (5) year term and until such director's successor shall have been duly elected and qualified.

Section 5.4 Vacancies on the Board of Directors. Any vacancies in the Board of Directors for any reason and any newly created directorships resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next annual election of directors and until their successors are duly elected and qualified.

Section 5.5 Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time with or without cause by the affirmative vote of the shareholders holding of at least sixty-six percent (66%) of the voting power of all of the shares of Common Stock of the Corporation then entitled to vote generally in the election of directors.

Section 5.6 REIT Qualification. The Corporation shall elect to qualify for federal income tax treatment as a REIT (as defined in Article VIII hereof). The Board of Directors shall take such actions as are necessary or appropriate to elect and preserve the qualification of the Corporation as a REIT. If the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code (as defined in Article VIII hereof). The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VIII hereof is no longer required for REIT qualification.

Section 5.7 Number of Officers. The officers of the Corporation shall be a President, a Treasurer, a Secretary, and such assistant treasurers, assistant secretaries or other officers as may be elected by the Board of Directors. Any two or more offices may be held by the same person.

(a)	President. The President shall be the chief executive officer of the corporation, shall preside at shareholders meetings and, subject to the Board of Directors' oversight, shall supervise and control the business and affairs of the Corporation. Except in those instances in which the authority to execute is expressly delegated to another officer or agent of the Corporation by law or by these By-laws, the President may execute for the Corporation certificates for its shares, and any contracts, deeds, mortgages, bonds, or other instrument, and the President may accomplish such execution either under or without the seal of the Corporation and either individually or with the Secretary, any assistant secretary, or any other officer thereunto authorized by the Board of Directors, according to the requirements of the form of the instrument. The President may vote all securities which the Corporation is entitled to vote except as and to the extent such authority shall be vested in a different officer or agent of the Corporation by the Board of Directors.

(b)	Treasurer. The Treasurer shall be the principal accounting and financial officer of the

Corporation. He or she shall: (i) have charge of and be responsible for the maintenance of adequate books of account for the Corporation; (ii) have charge and custody of all funds and securities of the Corporation, and be responsible therefor and for the receipt and disbursement thereof; and (iii) perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his or her duties in such sum and with such surety or sureties as the Board of Directors may determine.

(c)	Secretary. The Secretary shall: (i) record the minutes of the shareholders’ and of the

Board of Directors’ meetings in one or more books provided for that purpose; (ii) see that all notices are duly given in accordance with the provisions of these By-laws or as required by law; (iii) be custodian of the corporate records and of the seal of the Corporation; (iv) keep a register of the post-office address of each shareholder which shall be furnished to the Secretary by such shareholder; (v) sign with the President, or any other officer thereunto authorized by the Board of Directors, certificates for shares of the Corporation, the issue of which shall have been authorized by the Board of Directors, and any contracts, deeds, mortgages, bonds, or other instruments which the Board of Directors has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Board of Directors or these By-laws; (vi) have general charge of the stock transfer books of the Corporation; (vii) perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

(d)	Assistant Treasurers and Assistant Secretaries. The assistant treasurers and assistant secretaries shall perform such duties as shall be assigned to them by the Treasurer or the Secretary, respectively, or by the President or the Board of Directors. The assistant secretaries may sign with the President, or any other officer thereunto authorized by the Board of Directors, certificates for shares of the Corporation, the issue of which shall have been authorized by the Board of Directors, and any contracts, deeds, mortgages, bonds, or other instruments which the Board of Directors has authorized to be executed, according to the requirements of the form of the instrument, except when a different mode of execution is expressly prescribed by the Board of Directors or these By-laws. The assistant treasurers shall respectively, if required by the Board of Directors, give bonds for the faithful discharge of their duties in such sums and with such sureties as the Board of Directors shall determine.

Section 5.8 Officers Election and Term. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the Board of Directors. Each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Election of an officer shall not of itself create contract rights.

Section 5.9 Removal of Officers. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 5.10 Officer Salaries. The salaries of the officers, if any, will be fixed from time to time by the Board of Directors, and no officer will be prevented from receiving such salary by reason of the fact that he or she is also a director of the corporation.

ARTICLE VI

SHAREHOLDER ACTION

Section 6.1. Annual Meeting. An annual meeting of the shareholders shall be held the each year on a date chosen by the Board of Directors for the purpose of electing the Board of Directors and for the transaction of such other business as may come before the meeting.

Section 6.2. Special Meeting. Special meetings of the shareholders may be called by the Board of Directors or by one or more shareholders owning, in the aggregate, not less than twenty percent (20%) of all the outstanding Common Stock of the Corporation, for the purpose or purposes stated in the call of the meeting.

Section 6.3. Place of Meeting. The Board of Directors may designate any place as the place of meeting for any annual meeting or for any special meeting. If no designation is made, or if a special meeting be otherwise called, the place of meeting shall be at the executive office of the corporation.

Section 6.4. Notice of Meetings. Written notice shall be sent to each shareholder of record entitled to vote at a meeting of shareholders, stating the place, date, and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. The notice shall be delivered by hand delivery, by mail, or by email (with delivery method at the discretion of the Board of Directors or shareholder(s) calling the meeting) not less than ten (10) nor more than sixty (60) days before the date of the meeting or, in the case or a merger or consolidation, not less than twenty (20) nor more than sixty (60) days before the meeting. If the notice is hand delivered, such notice shall be deemed to be delivered when physically delivered to the shareholder or when deposited into the mailbox of a shareholder at the shareholder’s address as it appears on the records of the Corporation. If the notice is mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the shareholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If the notice is emailed, such notice shall be deemed to be delivered when the sender receives confirmation that the email was received by the recipient’s email system. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Section 6.5. Fixing of Record Date. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment hereof, or to express consent to corporate action in writing without a meeting, or to receive payment of any dividend, or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of shares or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix in advance a record date which shall not be more than sixty (60) days and, for a meeting of shareholders, not less than ten (10) days, or in the case of a merger or consolidation not less than twenty (20) days, before the date of such meeting. If no record date is fixed, the record date for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall be the date on which notice of the meeting is mailed, and the record date for the determination of shareholders for any other purpose shall be the date on which the Board of Directors adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting.

Section 6.6. Voting Lists. The officer or agent having charge of the transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of the shareholder, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be open to inspection by any shareholder for any purpose germane to the meeting, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and may be inspected by any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Illinois, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of shareholders.

Section 6.7. Quorum. The holders of a majority of the outstanding shares of Common Stock of the Corporation, present in person or represented by proxy, shall constitute a quorum at any meeting of shareholders; provided that if less than a majority of the outstanding shares of Common Stock are represented at any meeting, a majority of the shares of Common Stock so represented may adjourn the meeting at any time without further notice. Proxies issued by the Corporation and not returned by the shareholders to the Corporation on or prior to such time as designated in the proxy shall be counted towards a quorum for purposes of determining if a quorum is present. If a quorum is present, the affirmative vote of the majority of the shares of Common Stock represented at the meeting shall be the act of the shareholders, unless the vote of a greater number of shares of Common Stock is required by the General Corporation Law, the Corporation’s Certificate of Incorporation or by these By-laws. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting. Withdrawal of shareholders from any meeting shall not cause failure of a duly constituted quorum at that meeting.

Section 6.8. Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

Section 6.9. Voting of Shares. Each outstanding share of Common Stock, or fractional share thereof, shall be entitled to one (1) vote per share of Common Stock, or fractional share thereof, upon each matter submitted to vote at a meeting of shareholders.

Section 6.10. Voting of Shares by Certain Holders. Common Stock standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the By-laws of such corporation may prescribe, or, in the absence of such provision, as the Board of Directors of such corporation may determine. Common Stock standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his or her administrator, executor, court appointed guardian, or conservator, either in person or by proxy without a transfer of such Common Stock into the name of such administrator, executor, court appointed guardian, or conservator. Common Stock standing in the name of a trustee may be voted by him or her, either in person or by proxy. A shareholder whose Common Stock is pledged shall be entitled to vote such Common Stock until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the Common Stock so transferred. Common Stock of its own stock belonging to this Corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Common Stock at any given time.

Section 6.11. Inspections. At any meeting of shareholders, the presiding officer may, or upon the request of any shareholder shall appoint one or more persons as inspectors for such meeting. Such inspectors shall ascertain and report the number of shares Common Stock represented at the meeting, based upon their determination of the validity and effect of proxies, count all votes and report the results, and do such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders. Each report of an inspector shall be in writing and signed by the inspector or by a majority of inspectors if there be more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares of Common Stock represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 6.12. Informal Action by Shareholders. Any action required to be taken at a meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed: (a) if five (5) days prior notice of the proposed action is given in writing to all of the shareholders entitled to vote with respect to the subject matter thereof, by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Common Stock entitled to vote thereon were present and voting or (b) by all of the shareholders entitled to vote with respect to the subject matter thereof. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given in writing to those shareholders who have not consented in writing.

Section 6.13. Voting by Ballot. Voting on any question or in any election may be by voice unless the presiding officer shall order or any shareholder shall demand that voting be by ballot.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact:

(a)	that he or she is or was a director or officer of the Corporation, or

(b)	that he or she, being at the time a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, trustee, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise (collectively, "another enterprise" or "other enterprise"), whether either in case (a) or in case (b) the basis of such proceeding is alleged action or inaction (i) in an official capacity as a director or officer of the Corporation, or as a director, trustee, officer, employee or agent of such other enterprise, or (ii) in any other capacity related to the Corporation or such other enterprise while so serving as a director, trustee, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent not prohibited by Section 145 of the General Corporation Law, (or any successor provision or provisions, respectively) as the same exists or may hereafter be amended, respectively (but, in the case of any amendment to Section 145 of the General Corporation Law, with respect to actions taken prior to such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith if such person satisfied the applicable level of care to permit such indemnification under the General Corporation Law; provided however, that nothing in this Article VII shall indemnify any person to the extent that such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person's duties to or for the Corporation. The persons indemnified by this Article VII are hereinafter referred to as "indemnitees." Such indemnification as to such alleged action or inaction shall continue as to an indemnitee who has after such alleged action or inaction ceased to be a director or officer of the Corporation, or director, officer, employee or agent of another enterprise; and shall inure to the benefit of the indemnitee's heirs, executors and administrators. The right to indemnification conferred in this Article VII: (a) shall be a contract right; (b) shall not be affected adversely as to any indemnitee by any amendment of the Certificate with respect to any action or inaction occurring prior to such amendment; and (c) shall, subject to any requirements imposed by law and the By-laws, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition.

Section 7.2. Relationship to Other Rights and Provisions Concerning Indemnification. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, these By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 7.3 Agents and Employees. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any agent of the Corporation (or any person serving at the Corporation's request as a director, trustee, officer, employee or agent of another enterprise) or to persons who are or were a director, officer, employee or agent of any of the Corporation's affiliates, predecessor or subsidiary corporations or of a constituent corporation absorbed by the Corporation in a consolidation or merger or who is or was serving at the request of such affiliate, predecessor or subsidiary corporation or of such constituent corporation as a director, officer, employee or agent of another enterprise, in each case as determined by the Board of Directors to the fullest extent of the provisions of this Article VII in cases of the indemnification and advancement of expenses of directors and officers of the Corporation, or to any lesser extent (or greater extent, if permitted by law) determined by the Board of Directors.

ARTICLE VIII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 8.1 Definitions. For the purpose of this Article VIII, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Common Stock by a Person, whether the interest in the shares of Common Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in Chicago, Illinois are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 8.3(f), provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Certificate of Incorporation. The term “Certificate of Incorporation” shall mean the Certificate of

Incorporation of the Corporation.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Common Stock Ownership Limit. The term “Common Stock Ownership Limit” shall mean not more than nine and 80/100 percent (9.8%) (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock, subject to the Board of Directors' power under Section 8.2(i) hereof to increase or decrease such percentage. The number and value of the outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. For purposes of determining the percentage ownership of Common Stock by any Person, shares of Common Stock that may be acquired upon conversion, exchange or exercise of any securities of the Corporation directly or constructively held by such Person, but not Common Stock issuable with respect to the conversion, exchange or exercise of securities for the Corporation held by other Persons, shall be deemed to be outstanding prior to conversion, exchange or exercise.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Common Stock by a Person, whether the interest in the shares of Common Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder. The term “Excepted Holder” shall mean a Person for whom an Excepted Holder Limit is created by the Certificate of Incorporation or by the Board of Directors pursuant to Section 8.2(h).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Certificate of Incorporation or by the Board of Directors pursuant to Section 8.2(h) and subject to adjustment pursuant to Section 8.2(i), the percentage limit established for an Excepted Holder by the Board of Directors pursuant to Section 8.2(h).

Initial Date. The term “Initial Date” shall mean the date upon which the Certificate of

Incorporation was filed with the Delaware Secretary of State.

Market Price. The term “Market Price” on any date shall mean, with respect to outstanding shares of Common Stock, the Closing Price for such Common Stock on such date. The “Closing Price” on any date shall mean the last reported sale price for such Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on Nasdaq or, if such Common Stock is not listed or admitted to trading on Nasdaq, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Common Stock is listed or admitted to trading or, if such Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Common Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Common Stock, the fair market value of the Common Stock, as determined in good faith by the Board of Directors of the Corporation.

General Corporation Law. The term “General Corporation Law” shall mean the Delaware

General Corporation Law, as amended from time to time.

Nasdaq. The term “Nasdaq” shall mean The NASDAQ Stock Market, Inc.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer (or other event), any Person who, but for the provisions of Section 8.2(a), would Beneficially Own or Constructively Own shares of Common Stock in violation of the provisions of 8.2(a)(i) and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares of Common Stock that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of

Section 856 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Common Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Common Stock or the right to vote or receive dividends on Common Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Common Stock or any interest in Common Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Common Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 8.3(a).

Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a

Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

Section 8.2 Common Stock.

(a)	Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date:

(i)	(1) No Person, other than an Excepted Holder, shall Beneficially Own or

Constructively Own either shares of Common Stock in excess of the Common Stock Ownership Limit; and (2) no Excepted Holder shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)	No Person shall Beneficially or Constructively Own shares of Common Stock to the extent that such Beneficial or Constructive Ownership of Common Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, but not limited to, Beneficial or Constructive Ownership to the extent that such Beneficial or Constructive Ownership would result in the Corporation owning (actually or Constructively) a nine and 80/100 percent (9.8%) interest in a tenant that is described in Section 856(d)(2)(B) of the Code (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT, shall not be treated as a tenant of the Corporation)).

(iii)	Notwithstanding any other provisions contained herein, no Person shall Transfer of shares of Common Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Common Stock being Beneficially Owned by less than one hundred (100) Persons (determined under the principles of Section 856(a)(5) of the Code).

(b)	Transfer in Trust. If any Transfer of shares of Common Stock (whether or not such

Transfer is the result of a transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Common Stock in violation of Section 8.2(a)(i),

(i)	then that number of shares of Common Stock the Beneficial or Constructive

Ownership of which otherwise would cause such Person to violate Section 8.2(a)(i) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 8.3, effective as of the close of business on the Business Day prior to the date of such Transfer (or other event), and such Person shall acquire no rights in such shares of Common Stock; or

(ii)	if the transfer to the Trust described in clause (i) above would not be effective for any reason to prevent the violation of Section 8.2(a)(i), then the Transfer of that number of shares of Common Stock that otherwise would cause any Person to violate Section 8.2(a)(i) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Common Stock.

(iii)	In determining which shares of Common Stock are to be transferred to a Trust in accordance with this Section 8.2(a)(ii)and Section 8.3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 8.2(a)(ii)), and to the extent not inconsistent therewith, on a pro rata basis.

(iv)	To the extent that, upon a transfer of shares of Common Stock pursuant to this

Section 8.2(a)(ii), a violation of Section 8.2(a)(i) would nonetheless be continuing, (for example where the ownership of shares of Common Stock by a single Trust would result in the Common Stock being beneficially owned (determined under the principles of Section 856(a)(5) of the Code) by less than one hundred (100) persons), the shares of Common Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of Section 8.2(a)(i).

(c)	Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof (or other designees if permitted by the General Corporation Law) shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 8.2(a)(i) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Common Stock in violation of Section 8.2(a)(i) (whether or not such violation is intended), the Board of Directors or a committee thereof (or other designees if permitted by the General Corporation Law) shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Common Stock, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 8.2(a)(i) shall automatically result in the transfer to the Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(d)	Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire

Beneficial Ownership or Constructive Ownership of shares of Common Stock that will or may violate Section 8.2(a)(ii) or any Person who would have owned shares of Common Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 8.2(a)(ii) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

(e)	Owners Required to Provide Information. From the Initial Date and prior to the

Restriction Termination Date:

(i)	every owner of more than five percent (5%) (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) in number or value of the outstanding shares of Common Stock, within thirty (30) days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Common Stock and other shares of the Common Stock Beneficially Owned and a description of the manner in which such Common Stock is held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Common Stock Ownership Limit; and

(ii)	each Person who is a Beneficial or Constructive Owner of Common Stock and

each Person (including the shareholder of record) who is holding Common Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the Common Stock Ownership Limit.

(f)	Remedies Not Limited. Nothing contained in this Section 8.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders in preserving the Corporation’s qualification as a REIT.

(g)	Ambiguity. In the case of an ambiguity in the application of any of the provisions of this

Section 8.2, Section 8.3 or any definition contained in Section 8.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 8.2 or Section 8.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 8.2 or Section 8.3 requires an action by the Board of Directors, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 8.1, 8.2 or 8.3. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 8.2(a)) acquired Beneficial Ownership or Constructive Ownership of Common Stock in

violation of Section 8.2(a), such remedies (as applicable) shall apply first to the shares of Common Stock that, but for such remedies, would have been actually owned by such Person, and second to shares of Common Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Common Stock based upon the relative number of the shares of Common Stock held by each such Person.

(h)	Exceptions.
(i)	Subject to Section 8.2.1, the Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Common Stock Ownership Limit, and may establish or increase an Excepted Holder Limit for such Person if:

(1)	the Board of Directors obtains such representations and undertakings from such

Person as are reasonably necessary to ascertain that no individual’s Beneficial or Constructive Ownership of such shares of Common Stock will violate Section 8.2(a)(i)(2);

(2) such Person does not, and represents that it will not, own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a nine and 80/100 percent (9.8%) interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact; and

(3) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 8.2(a) through 8.2(f)) will result in such shares of Common Stock being automatically transferred to a Trust in accordance with Sections 8.2(a)(ii) and 8.3.

(ii)	Prior to granting any exception pursuant to Section 8.2(h)(i), the Board of

Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(iii) Subject to Section 8.2(a)(i)(2), an underwriter or placement agent that participates in a public offering or a private placement of Common Stock (or securities convertible into or exchangeable for Common Stock) may Beneficially Own or Constructively Own shares of Common Stock (or securities convertible into or exchangeable for Common Stock) in excess of the Common Stock Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

(iv)	The Board of Directors may only reduce the Excepted Holder Limit for an

Excepted Holder:

(1) with the written consent of such Excepted Holder at any time; or

(2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

(i)	Change in Common Stock Ownership Limit. The Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit; provided, however, that a decreased Common Stock Ownership Limit will not be effective for any Person whose percentage ownership of Common Stock is in excess of such decreased Common Stock Ownership Limit until such time as such Person's percentage of Common Stock equals or falls below the decreased Common Stock Ownership Limit, but until such time as such Person's percentage of Common Stock falls below such decreased Common Stock Ownership Limit, any further acquisition of Common Stock will be in violation of the Common Stock Ownership Limit and, provided further, that the new Common Stock Ownership Limit would not allow five (5) or fewer individuals (as defined in Section 542(a)(2) of the Code and taking into account all Excepted Holders) to Beneficially Own more than 49.9% in value of the outstanding Common Stock. If the Board of Directors changes the Common Stock Ownership Limit, it will (1) notify each shareholder of record of any such change, and (2) publicly announce any such change, in each case at least thirty (30) days prior to the effective date of such change.

(j)	Legend. Each certificate for shares of Common Stock shall bear substantially the following legend:

“The shares of any class or series of the Corporation’s stock (the “Common Stock”) represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer (as each such capitalized term is defined in the Corporation’s By-laws, as the same may be amended from time to time (the "By-laws") for the purpose of the Corporation's maintenance of its status as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the By-laws and the Corporation’s Certificate of Incorporation, (i) no Person (as defined in the By-laws) may Beneficially Own or Constructively Own shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”) in excess of nine and 80/100 percent (9.8%) (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Common Stock unless such Person is an Excepted Holder (as defined in the By-laws), in which case the Excepted Holder Limit (as defined in the By-laws) shall be applicable; (ii) no Person may Beneficially Own or Constructively Own shares of Common Stock in excess of nine and 80/100 percent (9.8%) (in value or number of shares, whichever is more restrictive) of the total outstanding shares of Common Stock, unless such Person is an Excepted Holder, in which case the Excepted Holder Limit shall be applicable; (iii) no Person may Beneficially Own or Constructively Own shares of Common Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Common Stock if such Transfer would result in the Common Stock of the Corporation being owned by fewer than one hundred (100) Persons. Any Person who Beneficially Owns or Constructively Owns, or attempts to Beneficially Own or Constructively Own shares of Common Stock which causes or will cause a Person to Beneficially Own or Constructively Own shares of Common Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the above restrictions on Beneficial Ownership, Constructive Ownership or Transfer are violated, the shares of Common Stock represented hereby will be automatically transferred to a Trust (as defined in the By-laws) for the benefit of one or more Charitable Beneficiaries (as defined in the By-laws). In addition, the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares of Common Stock; provided, however, that any Transfer or attempted

Transfer or other event in violation of the above restrictions on Beneficial Ownership, Constructive Ownership and Transfer shall automatically result in the above transfer to the Trust and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors. The Board of Directors may, pursuant to the terms of the By-laws, increase or decrease the percentage of Common Stock that a person may Beneficially Own or Constructively Own. A copy of the Certificate of Incorporation and the By-laws of the Corporation, including the above restrictions on Beneficial Ownership, Constructive Ownership and Transfer, will be furnished to each holder of Common Stock on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its principal office.”

Section 8.3 Transfer of Common Stock in Trust.

(a)	Ownership in Trust. Upon any purported Transfer or other event described in Section

8.2(a)(i) that would result in a transfer of shares of Common Stock to a Trust, such shares of Common Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 8.2(a)(ii). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 8.3(f).

(b)	Status of Shares Held by the Trustee. Shares of Common Stock held by the Trustee shall continue to be issued and outstanding shares of Common Stock of the Corporation. The Prohibited Owner shall have no rights in the shares of Common Stock held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

(c)	Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Common Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid to a Prohibited Owner prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee shall be paid with respect to such shares of Common Stock by the Prohibited Owner to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Common Stock held in the Trust and, subject to the General Corporation Law, effective as of the date that the shares of Common Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Common Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VIII, until the Corporation has received notification that shares of Common Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

(d)	Sale of Shares by Trustee. Within twenty (20) days of receiving notice from the

Corporation that shares of Common Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 8.2(a)(i). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 8.3(d). The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owned by the Prohibited Owner to the Trustee pursuant to Section 8.3(c) of this Article VIII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Common Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 8.3(d), such excess shall be paid to the Trustee upon demand.

(e)	Purchase Right in Stock Transferred to the Trustee. Shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions paid to the Prohibited Owner and owed by the Prohibited Owner to the Trustee pursuant to Section 8.3(c) of this Article VIII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 8.3(d). Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and any dividends or other distributions held by the Trustee shall be paid to the Charitable Beneficiary.

(f)	Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Common Stock held in the Trust would not violate the restrictions set forth in Section 8.2(a)(i) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Section 8.4 Nasdaq Transactions. Nothing in this Article VIII shall preclude the settlement of any transaction entered into through the facilities of Nasdaq or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VIII.

Section 8.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VIII.

Section 8.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 8.7 Severability. If any provision of this Article VIII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE IX

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

Each director and officer of the Corporation shall, to the maximum extent now or hereafter permitted by Section 102(b)(7) of the General Corporation Law (or any successor provision or provisions), have no personal liability to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, as the case may be, except to the extent such director or officer has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director's or officer’s duties involved in the conduct of the office of director or officer.

ARTICLE X

AMENDMENT OF BY-LAWS

The Board of Directors shall have power to adopt, amend, alter, change and repeal these By-laws by a vote of the majority of the Board of Directors then in office. In addition to any requirements of the General Corporation Law (and notwithstanding the fact that a lesser percentage may be specified by the General Corporation Law), any adoption, amendment, alteration, change or repeal of these By-laws by the shareholders of the Corporation shall require the affirmative vote of the holders of at least sixty-six percent (66%) of the combined voting power of all of the shares of all classes of Common Stock of the Corporation then entitled to vote generally in the election of directors.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in the Corporation’s Certificate of Incorporation. Any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the combined voting power of all of the shares of Common Stock of the Corporation then entitled to vote generally in the election of directors. By a vote of the majority of the Board of Directors then in office, the Board of Directors may adopt a resolution providing that at any time prior to the filing of the amendment with the Secretary of State, notwithstanding authorization of the proposed amendment by the shareholders, the Board of Directors may abandon such proposed amendment without further action by the shareholders.

ARTICLE XII

BOOKS AND RECORDS

The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

SECTION XIII

CONFLICT OF INTEREST POLICY

Section 13.1 Statement of General Policy. The Corporation recognizes that it is natural for either actual or perceived conflicts of interest to sometimes occur in the course of conducting the daily affairs of the Corporation. A conflict of interest is defined as referring only to personal, proprietary interests of the persons covered by this policy and their immediate families, (spouse, mother, father, children, brothers and sisters) and not to philosophical or professional differences of opinion. Conflicts will occur because the many persons associated with the Corporation do in fact have multiple interests and affiliations and various positions of responsibility within the community.

Section 13.2 Actual or Perceived Conflicts. Conflicts of interest may be actual or perceived. A conflict of interest, whether actual or perceived, may reflect adversely upon the persons involved and upon the institutions with which those persons are affiliated, regardless of the actual facts or motivations of the parties. Actual conflicts of interest may potentially place the interest of the individual(s) above that of the corporate obligations to its corporate purpose(s) and to the public interest. It is decidedly not in the long-range best interests of the Corporation to terminate or cease all association with persons who may have actual or perceived conflicts of interests, if however, there is a prescribed and effective method of rendering such conflicts, actual or perceived, harmless to the Corporation, its corporate purposes, and the public interest.

Section 13.3 Affirmative Policy. It shall be the affirmative policy of the Corporation,

therefore, not to prohibit conflicts of interest from occurring, but to require that they be disclosed fully when and as they are discovered or occur and to prohibit specified activities by such parties in the affairs of the Corporation. Such disclosure shall be made to the general counsel of the Corporation annually and at such other times as may be required as the actual or perceived conflict arises, using such forms as may be prescribed by the Board of directors.

Section 13.4 Coverage of this Policy. This policy shall apply to all directors, officers, agents, and employees of the Corporation, and all independent contract providers of services and materials. It shall be the affirmative obligation of the Board of Directors of the Corporation to publicize this policy to all such parties on a recurring basis.

Section 13.5 Disclosure of All Conflicts. All directors, officers, agents and employees of the Corporation shall disclose all actual or perceived conflicts of interest which they discover or have been brought to their attention in connection with the Corporation's activities as soon as reasonably possible. To "disclose" shall mean providing to the appropriate person a description of the facts comprising the actual or perceived conflict. In the case of conflicts involving officers, directors, and board members or their immediate families, the written notice of disclosure shall be filed with either the President or the Secretary of the Corporation. All other written notices of disclosure shall be filed with the Secretary of the Corporation or person designated by the Secretary from time to time to receive such notifications. All notices of conflict of interest received hereunder shall be noted for record in the minutes of a meeting of the Board of Directors and any appropriate committee thereof.

Section 13.6 Proscribed Activity by Persons Having Conflicts. Where a director, officer, agent or employee of the Corporation believes that an individual or a member of that individual's immediate family might have, or does have an actual or perceived conflict of interest, that said director, officer, agent or employee should, in addition to filing the notice of disclosure required under this provision, abstain from making motions, voting, executing agreements on behalf of the Corporation, or taking any other similar direct action on behalf of the Corporation to which the conflict might pertain. At any time an item comes up for business before the Board or the member with which a person has a conflict, such person shall not participate in voting on the matter. Where any person requests in writing, or upon its own initiative, the Board at any time in special cases may establish further guidelines for the resolution of any real or apparent conflicts of interest consistent with the interest of the Corporation.

Section 13.7 Procedure. Any director or officer having an actual or perceived conflict of interest on any matter shall not vote on a matter and shall not be counted in determining a quorum for the meeting. It is anticipated that the director or officer having such actual or perceived conflict of interest, shall have an opportunity to explain the actual or perceived conflict and then will leave; and be available to answer any questions from other Board members, if any. The minutes of the meeting should reflect that disclosure was made and abstention from voting and quorum determination. The forgoing requirements shall neither be construed as preventing the director or officer from revealing the conflict, stating the position in the matter, nor from answering pertinent questions of other Board members. This policy shall be reviewed annually for the information and guidance of directors and officers, and any new director or officer shall be advised of this policy with the duties of office. If there are any questions concerning a particular situation or proposed transaction which may result in an actual or perceived conflict of interest, the director or officer should contact the Corporation's general counsel. If a conflict exists and is not resolved it shall be brought to the attention of the Board by any person having knowledge or information. Copies of this policy statement shall be sent to each director or officer and management person at least once per year, with the requirement that they complete a certificate which confirms that they understand this policy, agree to comply with it, indicate any known conflicts, and have no knowledge of any additional violation of this policy. In the case of a real or perceived conflict of interest situation, the director, officer or management person and others affected by this policy shall complete a specific disclosure notice.